Artisan Partners Asset Management Inc. Reports September 2024 Assets Under Management
Milwaukee, WI - October 9, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of September 30, 2024 totaled $167.8 billion. Artisan Funds and Artisan Global Funds accounted for $81.0 billion of total firm AUM, while separate accounts and other AUM1 accounted for $86.8 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of September 30, 2024 - ($ Millions)
Growth Team
Global Opportunities	$22,005
Global Discovery	1,688
U.S. Mid-Cap Growth	12,792
U.S. Small-Cap Growth	3,177
Global Equity Team
Global Equity	360
Non-U.S. Growth	13,217
China Post-Venture	188
U.S. Value Team
Value Equity	4,931
U.S. Mid-Cap Value	2,863
Value Income	17
International Value Team
International Value	46,605
International Explorer	343
Global Value Team
Global Value	29,390
Select Equity	338
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,006
Credit Team
High Income	11,295
Credit Opportunities	254
Floating Rate	73
Developing World Team
Developing World	4,225
Antero Peak Group
Antero Peak	2,175
Antero Peak Hedge	228
International Small-Mid Team
Non-U.S. Small-Mid Growth	7,311
EMsights Capital Group
Global Unconstrained	655
Emerging Markets Debt Opportunities	1,024
Emerging Markets Local Opportunities	680

Total Firm Assets Under Management ("AUM")	$167,840
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $97.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.